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                                                                      Exhibit 99

                        CAUTIONARY STATEMENT UNDER THE
                         SAFE HARBOR PROVISIONS OF THE
               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Green Tree Financial Corporation (the "Company") is filing this Form 8-K in order to obtain the benefits of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Securities Litigation Reform Act"). Certain written and oral statements made by the Company, or by its officers, directors or employees acting on its behalf, that are not historical fact constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may involve factors that could cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements. The Company cautions the public not to place undue reliance on forward-looking statements, which may be based on assumptions and anticipated events that do not materialize. The Company does not undertake, and the Securities Litigation Reform Act specifically relieves the Company from, any obligation to update any forward-looking statements.

     Factors that may cause actual results to differ from historical results or from any results expressed or implied by forward-looking statements include the following:

     Economic Conditions. The Company is affected by consumer demand for manufactured housing, home improvements, consumer products and other products which it finances. A material decline in demand for these goods and services would result in a reduction in the volume of loans originated or purchased by the Company. A national or regional economic slowdown or recession could increase the risk of defaults and credit losses which could have an adverse effect on the Company's financial performance and on the performance of the Company's securitized loan pools.

     Capital Resources. The Company's business requires continued access to the capital markets for the purchase, warehousing and sale of contracts. Historically, the most important sources of liquidity for the Company have been its ability to raise short-term funds in the commercial paper markets and sell contracts in the secondary markets through loan securitizations and sales of GNMA certificates. Adverse conditions in these capital markets could make it more expensive to warehouse its contracts prior to sale or more difficult for the Company to sell contracts in a timely manner or on terms favorable to the Company.

     In addition to the commercial paper markets, the Company relies on a revolving line of credit with a group of banks and master repurchase agreements with certain investment banking firms to help meet the Company's short-term funding needs between sales of its contracts and loan production. The bank line has a three year term ending April 15, 1999. The master repurchase agreements are not committed facilities and generally provide for annual terms that are extended each quarter by mutual agreement of the parties for an additional annual term based upon receipt of updated quarterly financial information from the Company. The Company believes that these agreements will continue to be available or will be able to be replaced; however no assurance can be given as to such availability or the prospective terms and conditions of such agreements or replacements.

     Interest Rate Fluctuations. The Company's income depends on its ability to earn greater interest on the contracts it originates or purchases than the interest cost to finance or sell the contracts. Interest rates in the markets served by the Company generally rise or fall with interest rates as a whole. Most of the contracts acquired by the Company and loans made by the Company are fixed-rate obligations of the purchasers and borrowers. The profitability of a particular securitization may be reduced if interest rates increase substantially before contracts held by the Company are securitized or otherwise financed.
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     The Company in the normal course of certain of its businesses makes short-
term interest rate commitments and has short-term exposure to interest rate increases prior to securitization. Depending on the future length of such interest rate commitments and the frequency of securitizations, such exposure could have an adverse impact on earnings performance. The Company continuously monitors interest rate levels and has employed prefunding strategies to mitigate the impact of changes in interest rates prior to securitization of its contracts and loans.

     Defaults and Prepayments. Prior to the sale of contracts and loans through securitization, the risk of default and prepayment is minimal due in large part to the frequency of securitizations. After completion of the sale of contracts and loans, defaults and prepayments may have an adverse impact on the Company's financial performance, if actual credit losses and prepayments differ materially from estimates made by the Company at the time of each sale.

     In connection with each sale of closed-end contracts and loans, the Company records the related excess servicing rights receivable, which represents cash expected to be received by the Company over the life of the securitization contracts. In initially valuing its excess servicing rights receivable, the Company establishes an allowance for expected credit losses under the recourse provisions with investors/owners of contracts or investor certificates. The Company also estimates the amounts that will not be collected as a result of prepayments. The allowance for losses and the rate of prepayment are calculated on the basis of historical experience and management's best estimates. The Company believes that the default, prepayment and interest rate assumptions used in calculating the excess servicing rights receivable are those which market participants would use for similar instruments. Actual default and prepayment experience are reviewed quarterly. Actual defaults may differ from the Company's estimates as a result of general and regional economic conditions, and actual rates of prepayment may vary as a result of prevailing interest rates or obligor mobility, both of which may have a material impact on the Company's earnings and upon the performance of the Company's securitized loan pools.

     Competition. The financial services industry is highly competitive. Increased competition in the markets served by the Company could negatively affect the Company's market share and could exert downward pressure on interest rates on contracts purchased by the Company or loans made by the Company.

     In addition, competition in the wholesale lending markets which the Company serves could cause a reduction in the wholesale loan portfolio serviced by the Company. Any material reduction in the wholesale lending portfolio could cause the Company to be required to pay off certain of its revolving securitizations prior to maturity and would necessitate finding alternative sources of financing for those business lines. No assurance can be given as to the availability or the terms of any alternative financing source.

     Regulatory Changes. The Company's business is subject to federal and state regulations which, among other things, require the Company to maintain various licenses and qualifications; require specific disclosures to borrowers; define the rights of the holder of a contract to repossess and sell collateral; and limit interest rates and fees that can be charged on contracts. Changes in existing laws and regulations or in the interpretation thereof, or the introduction of new laws and regulations, could adversely affect the Company's operations and the performance of the Company's securitized loan pools.